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                                                      EXHIBIT 10(a)


The following amendments were made to the Registrant's Amended and Restated 1994 Stock Incentive Plan:

   1. Section 7 was amended by adding the following sentence at the end thereof:

        The Committee may, with the consent of the Participant, cancel any outstanding stock option in consideration of a cash payment in an amount not in excess of the difference between the aggregate fair market value (on the date of purchase) of the shares subject to the stock option and the aggregate option price of such shares.

   2. Section 10 was amended by adding the following sentence at the end thereof:

        The Committee may, on behalf of the Company, approve the purchase by the Company of any shares subject to an award of restricted stock, to the extent vested, for an amount equal to the aggregate fair market value of such shares on the date of purchase.